UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 7, 2005

USEC Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland		20817
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(301) 564-3200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On March 7, 2005, the Audit, Finance and Corporate Responsibility Committee of the Board of Directors of USEC Inc. ("USEC") and the management of USEC determined that all previously issued consolidated balance sheets, consolidated statements of income (loss), cash flows, and changes in stockholders’ equity, and all consolidated financial statements for all quarterly, interim or annual periods beginning with the fiscal year ended June 30, 1999, as well as all earnings releases and similar communications relating to such periods, should no longer be relied upon. The consolidated financial statements will be restated. As a result of the restatements, net income in 2004 will increase by $1.8 million (or $.02 per share), net income in 2003 will be reduced by $.9 million (or $.01 per share), the net loss in the six-month period ended December 31, 2002, will be reduced by $2.0 million (or $.02 per share), and net income in the fiscal year ended June 30, 2002, will be reduced by $1.0 million (or $.01 per share). The impact of the restatements for periods prior to fiscal 2002 is reflected as an increase of $43.2 million to retained earnings at June 30, 2001. These changes will be reflected in USEC’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

The restatements correct inadvertent errors in the application of generally accepted accounting principles dealing with complex and technical accounting issues relating to the recognition of revenue and a valuation allowance relating to deferred tax assets. The Public Company Accounting Oversight Board Standards require that a restatement of financial statements be regarded as a significant deficiency in internal control over financial reporting and a strong indicator of a material weakness. Consistent with these standards, management has concluded that the restatements of its consolidated financial statements constitute material weaknesses.

The restatement dealing with revenue is the result of a correction in the timing of revenue recognition in connection with sales of uranium and the SWU component of LEU. In a limited number of sales transactions, title to uranium or LEU is transferred to the customer and USEC receives payment while continuing to maintain possession of the uranium or LEU under the provisions of certain sales contracts. In these sales transactions, USEC holds the uranium or LEU at the Paducah plant for customers prior to delivery to nuclear fuel fabricators for further processing. USEC had evaluated authoritative accounting guidance relating to revenue recognition for these sales but certain technical aspects were applied incorrectly. As a result, in these limited number of sales transactions where USEC continues to maintain possession of the uranium or LEU, USEC will delay the recognition of revenue until the uranium or LEU is physically delivered rather than at the time title transfers to customers.

In addition, the consolidated financial statements will be restated to correct a valuation allowance relating to deferred tax assets established in the fiscal year ended June 30, 1999. USEC has determined that the criteria in a technical accounting standard used to assess whether a valuation allowance should be recorded for deferred tax assets was applied incorrectly. As a result of a more comprehensive evaluation of the future recovery or realizability of deferred tax assets at December 31, 2004, USEC has now determined that, in prior years, it was more likely than not that deferred tax assets would have been recovered or realized from taxable income in future years. Accordingly, USEC will restate its consolidated financial statements to remove the valuation allowance amounting to $45.2 million that had been established in the fiscal year ended June 30, 1999.

The Audit, Finance and Corporate Responsibility Committee of the board has discussed these restatements with PricewaterhouseCoopers LLP, USEC's independent registered public accounting firm.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USEC Inc.

March 11, 2005	By:	/s/ Ellen C. Wolf

Name: Ellen C. Wolf
Title: Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)